EXHIBIT 99.1

                      American Medical Alert Corp. Reports
                             Second Quarter Results

OCEANSIDE, N.Y.--August 14, 2003--American Medical Alert Corp. (Nasdaq: AMAC) today reported that revenues, consisting primarily of monthly recurring revenues
(MRR), for the three months ended June 30, 2003 were $3,953,365, an increase of $299,406 or 8% as compared to $3,653,959 for the same period in 2002. Revenues for the six months ended June 30, 2003 were $7,854,852, an increase of $591,630 or 8% as compared to $7,263,222 for the same period in 2002.

Net income for the three months ended June 30, 2003 increased to $169,458, or $.02 per diluted share, as compared to net income of $139,244, or $.02 per diluted share for the same period in 2002. Net income for the six months ended June 30, 2003 decreased to $214,901, or $.03 per diluted share, as compared to net income of $219,015, or $.03 per diluted share for the same period in 2002.

AMAC's chairman and CEO, Howard M. Siegel, commented that the Company has completed the initial phase of its diversification plan. The effect of this effort is the creation of four distinct and complimentary operating units that include: (i) PERS services, (ii) telephone answering services, (iii) disease management monitoring services and (iv) security monitoring. The Company has also completed the build-out of its new communication facility located in Long Island City, New York and has relocated approximately 90 employees to the new center. Certain operating efficiencies have and will continue to be realized from the consolidation of both the telephone answering service and the personal emergency response system divisions. Additional strategic consolidation of the Company's offices and personnel are being evaluated.

On June 30, 2003, the Company acquired the operating assets of Live Message America, Inc, a telephone answering services company specializing in outsourced telephone support for physicians and other healthcare organizations. This acquisition achieved two primary objectives. One, it established a second operating center with an accompanying strong customer base and two, it provided additional recurring revenue that management believes will be immediately accretive.

ABOUT AMAC
AMAC is a national provider of remote health monitoring devices and 24/7 communication services designed to promote early medical intervention and improve quality of life for senior, disabled and chronically ill populations. AMAC's product and service offerings include Personal Emergency Response Systems
(PERS), electronic medication reminder devices, disease management monitoring appliances and 24/7 medical on-call and emergency response monitoring. AMAC operates several National Medical On-Call and Communication Centers allowing access to trained response professionals 24/7.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," "estimate," "anticipate," "continue," or similar terms, variations of those terms or the negative of those terms. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-KSB, the Company's Quarterly Reports on Forms 10-QSB, and other filings and releases. These include uncertainties relating to government regulation, technological changes, our expansion plans and product liability risks.
Statements of income for the six and three months ended June 30, 2003 and 2002 and balance sheets as of June 30, 2003 and December 31, 2002 are attached.

Contact:
     American Medical Alert
     Randi Baldwin, 516/536-5850

SELECTED FINANCIAL DATA


                              Six Months Ended         Three Months Ended
                           6/30/2003     6/30/2002   6/30/2003     6/30/2002
                           ----------   ----------   ----------    ---------

Revenues                   $7,854,852   $7,263,222   $3,953,365   $3,653,959

Net Income                 $  214,901   $  219,015   $  169,458   $  139,244

Net Income per Share
     Basic                 $     0.03   $     0.03   $     0.02   $     0.02
     Diluted               $     0.03   $     0.03   $     0.02   $     0.02

Basic Weighted Average
 Shares Outstanding         7,430,601    6,949,848    7,434,462    7,424,521

Diluted Weighted Average
 Shares Outstanding         7,547,894    7,412,729    7,570,458    7,424,521



CONDENSED BALANCE SHEET


                                                   June 30,     December 31,
                                                     2003           2002
                                                  -----------   -----------
                                                  (Unaudited)
                    ASSETS

Current Assets                                    $ 5,886,936   $ 7,158,154
Fixed Assets - Net                                  6,817,426     7,221,088
Other Assets                                        4,113,862     2,601,405

                                                  -----------   -----------
     Total Assets                                 $16,818,224   $16,980,647
                                                  ===========   ===========

         LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities                               $ 2,005,028   $ 2,351,936
Deferred Income Tax                                   637,000       597,000
Long-term Debt                                        930,398     1,079,506
Long-term Capital Lease                               171,386       156,448
Put Warrant Obligation                                207,333       181,000
Other Liabilities                                      71,697        55,500

                                                  -----------   -----------
     Total Liabilities                            $ 4,022,842   $ 4,421,390

Stockholders' Equity                               12,795,382    12,559,257

                                                  -----------   -----------
     Total Liabilities and Stockholders' Equity   $16,818,224   $16,980,647
                                                  ===========   ===========